Exhibit 5.3
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Tel (816) 842-8600
Fax (816) 695-3495
KANSAS CITY
OVERLAND PARK
WICHITA
WASHINGTON, D.C.
PHOENIX
ST. LOUIS
OMAHA
JEFFERSON CITY

June 6, 2011
Logan’s Roadhouse of Kansas, Inc.
c/o LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
Attention: Chief Financial Officer
Debevoise & Plimpton LLP
919 Third Avenue
New York NY 10022

Re:	Registration Statement on Form S-4 $355,000,000 Principal Amount of 10.75% Senior Secured Notes due 2017
Ladies and Gentlemen:
          We have acted as Kansas local counsel to Logan’s Roadhouse of Kansas, Inc., a Kansas corporation (the “Kansas Guarantor”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on April 18, 2011 (the “Registration Statement”) relating to the proposed offering by Logan’s Roadhouse, Inc., a Tennessee corporation (the “Issuer”) of $355,000,000 aggregate principal amount of the Issuer’s 10.75% Senior Secured Notes due 2017 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 10.75% Senior Secured Notes (the “Old Notes”). The New Notes are to be issued pursuant to the Senior Secured Notes Indenture, dated as of October 4, 2010, among LRI Holdings, Inc., the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of October 4, 2010 (together with such indenture, the “Indenture”), among the Issuer, the Trustee, the Kansas Guarantor and the other parties named therein. The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Kansas Guarantor pursuant to and as set forth in the Indenture (the “Guarantee”).
          Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Kansas (excluding laws of any county, municipality therein or other political subdivision thereof).

June 6, 2011

Except as indicated in the preceding sentence, we express no opinion as to any matter arising under the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America and laws of the State of New York.
          In connection with this opinion letter, we have examined executed originals or counterparts or other copies identified to our satisfaction of the following documents (collectively, the “Reviewed Documents” and individually, a “Reviewed Document”):
          (1) the Indenture;
          (2) the form of the New Notes included as Exhibit A to the Indenture;
          (3) a certificate of the corporate secretary of the Kansas Guarantor dated as of the date hereof certifying as to, among other things, (a) the Articles of Incorporation of the Kansas Guarantor and all amendments thereto, and the By-Laws of Kansas Guarantor; and (b) a copy of the Kansas Guarantor’s Unanimous Consent of the Board of Directors to Action Without a Meeting dated April 18, 2011;
          (4) a certificate of the Secretary of State of the State of Kansas dated April 14, 2011, attesting to the continued corporate existence and good standing of the Kansas Guarantor in the State of Kansas;
          (5) the Registration Statement to be filed with the Securities and Exchange Commission; and
          (7) such other agreements, certificates, documents, records and papers including, without limitation, certificates of public officials and certificates of representatives of the Kansas Guarantor, as we have deemed appropriate, in our professional judgment, to give the opinions and confirmations set forth below.
          The documents specified in items (1) and (2) above are hereinafter collectively called the “Transaction Documents” and individually, a “Transaction Document.”
          We have relied upon the factual representations made in the Reviewed Documents, certificates and results of public records searches listed above. We have conducted no further investigation of factual matters, nor do we assume responsibility therefor. In issuing this opinion letter, with your permission, we have assumed, without independent investigation on our part, that (a) each Reviewed Document submitted to us as an original is authentic; (b) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (c) all signatures appearing on Reviewed Documents are genuine; (d) each party to a Transaction Document (other than the Kansas Guarantor) has the requisite power and

June 6, 2011

authority (corporate, limited liability company, partnership or other) to execute, deliver and perform its obligations under such Transaction Document; (e) all of the Transaction Documents have, or will be, duly authorized, executed and delivered by each party thereto (other than the Kansas Guarantor); (f) the Transaction Documents are enforceable against each of the parties thereto (other than the Kansas Guarantor); (g) all natural persons who have signed or will sign any of the Reviewed Documents had, or will have, as the case may be, the legal capacity to do so at the time of such signature; and (h) the statements, recitals, representations and warranties as to matters of fact set forth in the Transaction Documents are accurate and complete.
          Based upon the foregoing and factual certificates executed by an officer of the Kansas Guarantor, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:
     1. The Kansas Guarantor is a corporation validly existing and in good standing under the laws of the State of Kansas.
     2. The Kansas Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantee.
     3. The execution, delivery and performance by the Kansas Guarantor of the Indenture, including the Guarantee set forth therein, have been duly authorized by all necessary corporate action on the part of the Kansas Guarantor. The Indenture has been duly executed and delivered by the Kansas Guarantor.
          Our opinions and confirmations set forth above are subject to the following additional qualifications and limitations:
     A. We express no opinion on any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth in this opinion letter or in any certificate or document referred to herein as one on which we have relied.
     B. We express no opinion with respect to any State of Kansas laws, rules or regulations governing the issuance or sale of securities.
     C. The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Kansas Guarantor is based solely upon the certificate of

June 6, 2011

good standing issued by the Secretary of State of the State of Kansas on April 14, 2011.
     D. Our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law becoming effective, or future events or circumstances affecting the transactions contemplated by the Transaction Documents, after the date of effectiveness of the Registration Statement. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
STINSON MORRISON HECKER llp
/s/ Stinson Morrison Hecker LLP